UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK

PURCHASE, SAVINGS AND SIMILAR PLANS

PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2008

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NUMBER   0-22140

A.  Full title of the plan and the address of the plan, if different from that of the issuer named below:

Meta Bank Profit Sharing 401(k) Plan

c/o Meta Financial Group, Inc.
121 East Fifth Street
Storm Lake, Iowa  50588

B.  Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Meta Financial Group, Inc.

c/o J. Tyler Haahr, Chief Executive Officer
121 East Fifth Street
Storm Lake, Iowa  50588

REQUIRED INFORMATION

1.            Not applicable

2.            Not applicable

3.            Not applicable

4.            The Meta Bank Profit Sharing 401(k) Plan (the “Plan”) is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Therefore, in lieu of providing the information described in Items 1-3 of Form 11-K, the Plan financial statements and schedules as of September 30, 2008 and 2007, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Exhibit 1 and incorporated herein by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Meta Bank Profit Sharing 401(k) Plan

/s/	/s/ David W. Leedom

Printed Name:	David W. Leedom

Title:	Chief Financial Officer

Date: March 27, 2009

META BANK PROFIT SHARING 401(K) PLAN

FORM 11-K EXHIBIT INDEX

Exhibit Number	Exhibit	Method of Filing

1	Meta Bank Profit Sharing 401(k) Plan Financial Statements	Filed herewith electronically
23	Consent of KPMG, LLP	Filed herewith electronically